Exhibit 99.1

NEWS RELEASE

CONTACT: MARK THOMAS

            MANAGER OF INVESTOR RELATIONS

            (281) 921-6400

Release #13-07

CARBO ANNOUNCES FIRST QUARTER 2013 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $147.7 million compared to $163.2 million during the same quarter in the prior year

•	Net income of $17.6 million, or $0.76 per diluted share for the quarter

HOUSTON, TX (April 25, 2013) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $17.6 million, or $0.76 per share, on revenues of $147.7 million for the quarter ended March 31, 2013.

President and CEO Gary Kolstad commented, “The industry environment remained challenging in the first quarter. On the positive side, we continue to build upon our technology leadership in production enhancement. We made gains in key shale basins, work on our new proppant technology continued, and we made progress in the resin-coated sand (RCS) market.

“CARBO’s Ceramic Proppant Volumes were up 7 percent year over year, despite the average U.S. rig count being down 12 percent over the same period. On a sequential basis, Ceramic Proppant Volumes and respective pricing were relatively steady, even as additional pricing pressures emerged and E&P operators continued to focus on reducing well costs.

“Separately, pricing pressures by lower-quality Chinese ceramic imports continued to cause disruptions in the market. However, imports during the first quarter of 2013 remained at lower levels than the peak witnessed in the fourth quarter of 2011. We remain focused on educating E&P operators on the risks that using low conductivity Chinese ceramic proppant poses to their well production and EUR.

“Distribution costs remained at elevated levels in the first quarter of 2013. Our investments in distribution continue with the focus on reducing the costs and continuing to meet the needs of our clients.

“During the first quarter, StrataGen, Fracpro, and Falcon Technologies experienced growth year over year driven mainly by expansion in both their respective client base and geographical footprint.

“Notwithstanding the challenging industry environment we experienced during the first quarter, our confidence in the long-term demand for our ceramic proppant remains, given that E&P operators continue to see increased EURs when using our industry-leading, highest conductivity ceramic proppant. To that end, construction is progressing on our next ceramic proppant plant in Millen, Georgia,” Mr. Kolstad said.

First Quarter Results

Revenues for the first quarter of 2013 decreased 10 percent, or $15.5 million, compared to the first quarter of 2012. The decrease is mainly attributed to a decrease in the average proppant selling price, partially offset by an increase in proppant sales volume. The decline in the average proppant selling price is due to price decreases and an increase in the sale of sand-based products. North American (defined as Canada and the U.S.) proppant sales volumes increased 13 percent while international proppant sales volumes decreased 3 percent, compared to the same period last year.

CARBO Ceramics First Quarter 2013 Earnings Release

April 25, 2013

Operating profit for the first quarter of 2013 decreased 46 percent, or $21.4 million, compared to the first quarter of 2012. The decrease in operating profit was primarily the result of a decrease in average selling price, a change in the product sales mix and higher distribution costs, partially offset by an increase in proppant sales volume. In addition, we accelerated spending on our new proppant technology product, which reduced the first quarter’s earnings per share by approximately $0.06.

Net income for the first quarter of 2013 decreased 42 percent, or $12.7 million, compared to the first quarter of 2012.

The Company repurchased 30,000 shares of its common stock at an average price of $89.44 per share during the first quarter of 2013 pursuant to its previously announced stock repurchase program. Since September 2008, 1.9 million shares have been repurchased at an average price of $42.45 per share.

Proppant Sales Volumes (in millions lbs)	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Ceramic Proppant Volumes	389	362
Other Proppant Volumes*	56	42

Total	445	404

*

Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis. Also includes raw sand sold in the course of producing substrate for the resin-coated sand business.

Technology and Business Highlights

•

In North Dakota, Statoil, a recognized leader in completion optimization, achieved an initial production flow rate of almost 5,900 Barrels of Oil Equivalent (BOE) per day from a Bakken well that was fractured using CARBOECONOPROP®, a lightweight ceramic proppant. This flow rate is one of the highest recorded in North Dakota history.

•

In Western Colorado, a large E&P operator achieved a 30-day average gas rate of more than 10 million cubic feet per day from a Niobrara shale well using CARBOHYDROPROP®, a lightweight ceramic proppant.

•

In the Middle East, CARBONRT® was selected due to its non-radioactive nature and the superior proppant conductivity of the CARBOPROP® substrate. The technology enabled the National Oil Company to confirm confinement of the hydraulic fracture treatments within target boundaries. Future treatments can be optimized in the exploration play based on this critical information.

•	In West Texas, AggieTech Operating operates several salt-water disposal leases with a commitment to protect the community and environment. Over the last few months, AggieTech has installed five Falcon secondary containment systems to prevent spills and potential remediation costs. They have plans to install additional Falcon containment structures in their new facilities.

•

Keeping with its Engineered to Protect® mission, Falcon successfully launched its latest product. The Falcon ePad is a re-usable, mobile protection structure to prevent small spills and is constructed from the durable Falcon Liner®. The ePad has been designed with a memory-foam berm that stands up to oilfield traffic, such as frac tanks and trucks.

CARBO Ceramics First Quarter 2013 Earnings Release

April 25, 2013

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “While we have operated in an industry down-cycle over the last several quarters, we are pleased to have grown our sales volumes. Over the short term, activity will be driven by E&P operators being focused on reduction of AFE costs and a continued over-supply in the proppant market. Given the cyclical nature of the industry, we believe market conditions will improve, but it is hard to pinpoint the timing. Of importance to CARBO is that we remain steadfast and continue to show how we can improve E&P operators’ EUR by using our industry-leading production enhancement technologies.

“With respect to the second quarter of 2013, seasonality due to the Canadian spring break up and associated weather in the Bakken region, will likely impact sales volumes. Pricing on low-quality Chinese ceramic proppant has reached historic lows. In addition, we are witnessing aggressive pricing by other ceramic proppant importers. As a result, we expect to see continued pricing pressures until market conditions improve.

“We remain excited about our recently announced breakthrough innovation in proppant technology. We are targeting a launch of the new product at the Society of Petroleum Engineers (SPE) annual meeting in September of this year. This innovative product offering will increase the production and ultimate recovery in ultra-deep reservoir completions by increasing the conductivity of the fracture. As mentioned last quarter, the initial application will focus on the lower tertiary formations in the Gulf of Mexico where depths can reach greater than 30,000 feet, as well as other ultra-high stress completions.

“Construction at our Millen, Georgia location is progressing. At this point, planned completion is anticipated near the end of the second quarter of 2014.

“Reducing our distribution costs and maintaining a high level of customer service remain a key focus. We plan to improve our distribution infrastructure in North Dakota during the year. These improvements should generate cost efficiencies as we exit 2013.

“Although we are experiencing a challenging environment, our confidence in the long-term demand for our high-quality products, which increase production and EUR in client’s oil and natural gas wells, remains intact. Furthermore, we continue to maintain a strong balance sheet and a fiscally conservative approach to managing our business,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s first quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10026918&linkSecurityString=211b49867e

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and referencing conference number 10026918. The conference call also can be accessed through the company’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through May 2, 2013, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10026918. Interested parties may also access the archived webcast of the earnings teleconference through the company’s website approximately two hours after the end of the call.

CARBO Ceramics First Quarter 2013 Earnings Release

April 25, 2013

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells and a supplier of resin-coated sand proppant; the provider of the industry’s most widely used fracture simulation software; and a provider of fracture design and consulting services. The company also provides a broad range of technologies for spill prevention, containment and countermeasures.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended March 31
	2013	2012
	(In thousands except per share data)
Revenues	$147,657	$163,166
Cost of sales	105,273	99,702

Gross profit	42,384	63,464
SG&A and other operating expenses	16,993	16,719

Operating profit	25,391	46,745
Interest income (expense), net	185	(44)
Foreign currency exchange loss, net	(12)	(435)
Other expense, net	(61)	(259)

Income before income taxes	25,503	46,007
Income taxes	7,926	15,716

Net income	$17,577	$30,291

Earnings per share:
Basic	$0.76	$1.31

Diluted	$0.76	$1.31

Average shares outstanding:
Basic	22,990	22,974

Diluted	22,990	22,975

Depreciation and amortization	$11,908	$10,604

Selected Balance Sheet Information

	March 31, 2013	December 31, 2012
	(In thousands)
Assets
Cash and cash equivalents	$83,797	$90,635
Other current assets	272,478	259,282
Property, plant and equipment, net	427,930	426,232
Intangible and other assets, net	19,549	20,565
Total assets	815,918	808,878
Liabilities and Shareholders’ Equity
Accrued income taxes	$7,107	$727
Other current liabilities	47,447	50,103
Deferred income taxes	45,929	44,970
Shareholders’ equity	715,435	713,078

Total liabilities and shareholders’ equity	$815,918	$808,878